Exhibit 2.1

SECOND AMENDMENT TO
ASSET PURCHASE AGREEMENT
among
KADANT COMPOSITES LLC,
KADANT INC.,
LDI COMPOSITES CO.
and
LIBERTY DIVERSIFIED INDUSTRIES, INC.
dated as of
May 1, 2009

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

This Second Amendment to Asset Purchase Agreement (the “Second Amendment”) is made and entered into as of May 1, 2009, among KADANT COMPOSITES LLC, a Delaware limited liability company (“Seller”), KADANT INC., a Delaware corporation (“Kadant”), LDI COMPOSITES CO., a Minnesota corporation (“Buyer”), and LIBERTY DIVERSIFIED INDUSTRIES, INC., a Minnesota corporation, and parent corporation of Buyer (“Buyer Parent”).  Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement (defined below).

WHEREAS, effective October 21, 2005, Seller, Kadant, Buyer and Buyer Parent entered into that certain Asset Purchase Agreement, as amended by a First Amendment to Asset Purchase Agreement dated October 10, 2006 (as so amended, the “Agreement”), pursuant to which Seller sold to Buyer all of the tangible and intangible assets of Seller other than the Excluded Assets, and Buyer purchased the same on the terms set forth therein;

WHEREAS, the Buyer Parent has indicated to the Seller that the Buyer Parent intends to sell a portion of the Assets, comprising the Geodeck decking and railing business to a third party Nature’s Deck LLC (“Purchaser”) on or about May 1, 2009 (the “Sale Transaction”); and

WHEREAS, the parties wish to further amend the Agreement to reflect certain terms relating to or resulting from the Sale Transaction;

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.           Extension of Indemnification to Purchaser in Sale Transaction.  Notwithstanding the prohibitions on assignment set forth in Section 13 of the Agreement, each of Kadant and Seller agree that Purchaser shall be an “Indemnified Party” for purposes of Section 12 of the Agreement from and after the closing of the Sale Transaction on the terms and conditions set forth below:

(a)           Notwithstanding the provisions of Section 12(a) of the Agreement, the indemnification obligations of Kadant and Seller applicable to the Purchaser shall relate solely to valid Third Party Claims (a) existing as of the date of the closing of the Sale Transaction or (b) made after the date of the closing of the Sale Transaction, in each case solely with respect to Warranty Claims associated with GeoDeck decking and railing products manufactured and sold by Seller on or before October 21, 2005 (the “Seller’s Product”).   For the avoidance of doubt, in no event shall Kadant or Seller have any obligation to indemnify Purchaser for any claim that Purchaser may have against Buyer or Buyer Parent.

(b)           The Parties agree that the provisions of the last sentence of Section 12(c)(iii) of the Agreement shall be deleted and of no further force or effect.

(c)           For purposes of Section 12(f) of the Agreement, the aggregate liability of Kadant and Seller for the aggregate of all Losses for which the Indemnified Parties are entitled to receive indemnification shall not exceed $8,400,000 minus the sum of (A) the aggregate amount of Losses paid by Kadant and Seller prior to the closing of the Sale Transaction and (B) any amounts paid by Kadant or Seller from and after the closing of the Sale Transaction with respect to any claims for indemnification pending as of the date of the closing of the Sale Transaction (such amount, the “Seller’s Indemnification  Limitation”).

(d)           For all purposes of the Agreement (and from and after October 21, 2005), attorneys fees and expenses incurred in defending any Third Party Claim shall be applied to the Seller’s Indemnification Limitation as follows: (A) 15% of the aggregate attorneys fees, expenses, costs, settlement and judgment expenses (collectively, “Expenses”) incurred by Kadant or Seller in the defense of a Third Party Claim naming one or more Indemnified Party, until such time as all Indemnified Parties are dismissed or otherwise no longer a party to the case, shall be applied to the Seller’s Indemnification Limitation, (B) 100% of the Expenses that relate solely to the defense of an Indemnified Party (and not to Kadant or Seller) in a Third Party Claim shall be applied to the Seller’s Indemnification Limitation and (C) 100% of Expenses in the defense of a Third Party Claim naming one or more Indemnified Parties and to which Kadant or Seller is not then a named defendant shall be applied to the Seller’s Indemnification Limitation.

(e)           From and after the closing of the Sale Transaction and for so long as Purchaser shall manufacture or sell composite decking and railing materials, Purchaser shall sell, at Purchaser’s wholesale list price, such amounts of replacement composite decking and railing materials as Seller or Kadant may request to satisfy any Warranty Claim arising from the sale of Seller’s Product.

(f)           From and after the closing of the Sale Transaction, Purchaser shall be bound by the provisions of Section 10(b) of the Agreement and the last sentence of Section 11(c) of the Agreement.

(g)           From and after the closing of the Sale Transaction, each Indemnified Party shall fully cooperate with Seller and Kadant in the defense of any Third Party Claim already instituted or which may be instituted hereafter for which Seller and Kadant have indemnification obligations under the Agreement.  In connection therewith, each Indemnified Party shall preserve all evidence in its possession or control related to any such Third Party Claim.

(h)           On the date of the closing of the Sale Transaction, Purchaser shall have executed and delivered to Seller and Kadant a joinder to this Second Amendment agreeing to be bound by the provisions hereof.

 2.           Further Assignment.  For purposes of this Second Amendment and the Agreement, Purchaser shall have no right to assign to any other entity or person, to any successor by operation of law or otherwise, the obligations of Kadant and Seller set forth herein or in the Agreement, without Kadant and Seller’s written consent.

 3.           Survival of Remaining Provisions.  Except as set forth above, all of the other terms, provisions and conditions set forth in the Agreement shall remain in full force and legal effect as if the terms of the Amendment had been originally included in the Agreement.

IN WITNESS WHEREOF, this Second Amendment has been duly executed as of the day and year first above written.

KADANT COMPOSITES LLC

By:       Kadant GranTek Inc., its sole member

By:       /s/ Paul A. Dongieux, Jr.
Name:  Paul A. Dongieux, Jr.
Title:    President

KADANT INC.

By:       /s/ Jonathan W. Painter
               Name:  Jonathan W. Painter
Title:    Executive Vice President

LDI COMPOSITES CO.

By:        /s/ Stephen Richardson
               Name:  Stephen Richardson
Title:    Vice President – Chief Financial Officer

LIBERTY DIVERSIFIED INDUSTRIES, INC.

By:        /s/ Stephen Richardson
               Name:  Stephen Richardson
Title:    Vice President – Chief Financial Officer

The undersigned Purchaser hereby joins in the foregoing Second Amendment and agrees to be bound by the obligations of Purchaser set forth therein.

NATURE’S DECK LLC

By: /s/ Donald Krueger
Name:  Donald Krueger
Title:    Vice President

Signature Page to Second Amendment to Asset Purchase Agreement